Exhibit 99.1

Arno Therapeutics Announces the Appointment of Mr. Glenn Mattes as President and Chief Executive Officer

Parsippany, NJ, April 28, 2011 — Arno Therapeutics, Inc. (ARNI.PK), a clinical-stage biopharmaceutical company focused on developing oncology therapeutics, today announced the appointment of Mr. Glenn Mattes as President, Chief Executive Officer and member of the Board of Directors.

“I am very honored and excited to join Arno Therapeutics as President and Chief Executive Officer,” said Mr. Mattes.  “Arno currently has three innovative compounds in development that have the potential to be either first or best in class products upon regulatory approval.  Arno is well-positioned to execute our comprehensive, global clinical development programs for all three assets as well as additional compounds that Arno may seek to strategically license.  I have successfully built market-leading companies throughout my career and believe that my mission is to lead and accelerate the continued growth of Arno.  Arno has the potential to become a significant presence in the oncology therapeutic space through the commercialization of novel oncology products that address unmet medical needs.”

"We are delighted to welcome Glenn as President and CEO of Arno. His strategic vision, prior leadership positions, and extensive experience in pharmaceutical development will make him instrumental to the success of Arno as we move our exciting oncology assets through clinical development," said Arie Belldegrun, M.D., Arno’s Chairman of the Board. “In the third quarter of last year, Arno closed on a successful $15 million financing, providing Arno with the funds necessary to continue development of our three product portfolio.  I am confident that with Glenn’s leadership, those funds will be put to good use in building value for stockholders and developing much-needed treatments for patients suffering from cancer.”

Mr. Mattes brings over 25 years of commercialization and general management experience that spans a wide range of businesses.  During that time, he has established a reputation for leading innovative organizations and developing business in highly specialized and complex therapeutic areas, including oncology.  Since 2002, Mr. Mattes served as the President of Tibotec Therapeutics, a Johnson & Johnson operating company focused on oncology and virology therapeutics.  At Tibotec, Mr. Mattes led the organization responsible for the development, marketing and sales of novel antiretroviral compounds in North America.  Under Mr. Mattes’ leadership, Tibotec successfully launched the first two Johnson & Johnson products in the United States’ HIV/AIDS market.  In 2008, Mr. Mattes was appointed to the President’s Advisory Council on HIV/AIDS (PACHA) by the U.S. Secretary of Health and Human Services to counsel White House administrations on both domestic and global health and treatment issues.

Prior to running Tibotec, Mr. Mattes served as the Vice President of Worldwide Commercial Operations at Centocor, where he played a critical role in defining Centocor’s overall business direction, as well as developing and implementing the organization’s sales and marketing strategy leading to the introduction of Remicade®.  Prior to joining Centocor, Mr. Mattes gained a wealth of pharmaceutical experience at Rhone Poulenc Rorer (RPR) (now Aventis), where he held positions of increasing responsibility, including President of RPR Canada, and Vice President of Advanced Therapeutics and Oncology, North America, where he was responsible for the successful launch of both Taxotere® and Lovenox®.

About Arno Therapeutics

Arno is a clinical-stage biopharmaceutical company that is developing innovative products for the treatment of cancer. Arno is currently enrolling patients in a Phase I clinical study with its lead compound, AR-12, a potentially first-in-class, orally available compound that has been shown to block the PI3K/Akt pathway and may also cause cell death through the induction of endoplasmic reticulum stress. Preclinical data have demonstrated that AR-12 is active in a wide range of tumor types and shows promising activity in combination with several widely used anti-cancer agents, including Avastin®, Herceptin®, Gleevec®, Tarceva®, Nexavar®, Erbitux® and tamoxifen.

In addition to AR-12, Arno is developing AR-42, an orally available, broad spectrum inhibitor of both histone and non-histone deacetylation proteins that is currently enrolling patients in a Phase I clinical study.  In preclinical studies, AR-42 has shown to be a potent agent with activity that has compared favorably to Zolinza® and other deacetylase inhibitors.  Additional pre-clinical data have shown that AR-42 potently and selectively inhibits leukemic stem cells in acute myeloid leukemia (AML).

Arno is also developing AR-67, a novel, third-generation camptothecin analogue that inhibits Topoisomerase I activity. AR-67 has demonstrated activity and an excellent safety profile in clinical studies as well as improved pharmacokinetic properties when compared to approved second-generation products Hycamtin® and Camptosar®. Arno is currently enrolling patients in a Phase II clinical study of AR-67 in patients with glioblastoma multiforme (GBM), a highly aggressive form of brain cancer.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding the timing, progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings, as well as our strategy, future operations, outlook, milestones, the success of Arno’s product development, future financial position, future financial results, plans and objectives of management, are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make.  Such factors include, among others, risks that the results of clinical trials will not support our claims or beliefs concerning the effectiveness of our product candidates, our ability to finance the development of our product candidates, regulatory risks, and our reliance on third party researchers and other collaborators. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

For more information on Arno please visit www.arnothera.com

Contact:
Glenn Mattes
President and Chief Executive Officer
Arno Therapeutics, Inc.
(862) 703-7170
gm@arnothera.com